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EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT


The Administrator
Consumer Portfolio Services, Inc. 401(k) Plan:

We consent to the incorporation by reference in the Registration Statement No. 33-0459135 on Form S-8, of Consumer Portfolio Services, Inc. 401(k) Plan of our report dated June 24, 2003, relating to the statements of net assets available for benefits of the Consumer Portfolio Services, Inc. 401(k) Plan as of December 31, 2002 and 2001 and the related statements of changes in net assets available for benefits for the years then ended, and supplemental schedule, which report appears in the December 31, 2002 annual report on Form 11-K of the Consumer Portfolio Services, Inc. 401(k) Plan.

          /s/ KPMG LLP

          Los Angeles, California
          June 30, 2003